EXHIBIT 23.4

[LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about June 18, 2008, of information from our reserve report dated February 14, 2008 and entitled “Estimated Oil and Gas Properties Interest Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2008.”

LEE KEELING AND ASSOCIATES, INC.

By: /s/ LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma
June 18, 2008